Exhibit 99.1

Management's Discussion and Analysis of Financial Condition and Results of
Operations:

         The  following  commentary  should  be read  in  conjunction  with  the
Consolidated   Financial   Statements  and   accompanying   Notes  to  Financial
Statements.

         Eastern's acquisition of Essex County Gas Company ("Essex Gas") on September 30, 1998 has been accounted for as a pooling of interests, as discussed in Note 2 of Notes to Financial Statements. Accordingly, Eastern's financial statements presented for include the financial information of Essex Gas for all periods presented. Additionally Essex Gas' results have been combined with Boston Gas' results and are presented herein as natural gas distribution operations. Midland Enterprises is reported as marine transportation. As Essex Gas' contribution to consolidated revenues and operating earnings for 1995 through 1997 was less than 6% and 8%, respectively, it did not have a material impact on the comparative analyses presented below. Accordingly the discussion of natural gas distribution focuses on the revenues and operating earnings of Boston Gas.

         In June 1998, The U.S. Supreme Court held the Coal Industry Retiree Health Benefit of 1992 ("Coal Act") to be unconstitutional as applied to Eastern. As discussed in Note 13, the reversal of Coal Act provisions resulted in an extraordinary gain of $74.5 million pre-tax, $48.4 million net, or $2.13 per share in the second quarter of 1998.

         In October 1998 Eastern signed a definitive agreement to acquire Colonial Gas Company ("Colonial Gas") for $37.50 in Eastern stock and cash, as discussed in Note 3. The cash consideration has been fixed at $150.0 million and will be financed from currently available resources. Colonial Gas is a gas distribution utility serving about 150,000 customers in and around Lowell, Massachusetts and on Cape Cod. The merger is expected to close in mid-1999, subject to a number of conditions, including approval by regulators and the shareholders of both Eastern and Colonial Gas.


1997 COMPARED TO 1996

Overview
         The Company reported net earnings of $55.9 million, or $2.49 per share, in 1997, compared to net earnings of $64.5 million, or $2.88 per share, in 1996. (Per share figures are presented on a diluted basis, as described in Note 1.) Excluding non-recurring items and Eastern's share of AllEnergy's losses, earnings and earnings per share declined approximately 14% to $55.4 million, or $2.47 per share, in 1997 versus $64.1 million, or $2.86 per share, in 1996.

                                             1997                 1996                 Change
                                             ----                 ----                 ------
(In millions)
    Revenues:
     Natural gas distribution               $  754.5            $  755.4                 (0.1)%
     Marine transportation                     269.2               301.9                (10.8)%
                                           ---------            ---------
       Total                                $1,023.7            $1,057.3                 (3.2)%
                                            ========            ========

                                       4

         The decrease in consolidated revenues from 1996 to 1997 primarily reflects decreased demand and lower rates at marine transportation and lower
average  usage  and  the   migration  of  customers   from  firm  gas  sales  to
transportation-only service, partially offset by sales to new customers, at Boston Gas.

                                                      1997                1996                Change
                                                      ----                ----                ------
(In millions)

    Operating earnings:
     Natural gas distribution                          $87.8              $ 77.3                13.6%
     Marine transportation                              34.6                58.4               (40.8)%
     Headquarters                                       (7.1)               (5.5)              (29.1)%
                                                      ------              ------
       Total                                          $115.3              $130.2               (11.4)%
                                                      ======              ======


         The decrease in operating earnings from 1996 to 1997 primarily reflects the impact of decreased revenues and poor operating conditions at marine transportation, partially offset by higher rates and lower operating expenses at Boston Gas. Other income primarily reflects losses of $5.5 million and $3.1 million in 1997 and 1996, respectively, representing Eastern's share of AllEnergy's operating losses. Eastern sold its investment in AllEnergy in December 1997. The effective tax rate in 1997 was 33%, which was 4% lower than in 1996, primarily because of adjustments relating to prior year returns, as described in Note 11.

Natural gas distribution
         Revenues in 1997 were about the same as 1996, primarily because lower average customer usage, the migration of customers from firm sales to transportation-only service and the impact of comparatively warmer weather were offset by sales to new customers and the full year impact of Boston Gas' 1996 rate increase. Weather for 1997 was 3% colder than normal, but 2% warmer than 1996.

         Operating earnings increased 13.6% from 1996, primarily reflecting growth in throughput, lower operating expenses, higher rates and Boston Gas' $2.0 million gain on the settlement of pension obligations, partially offset by the margin impact of lower average usage and warmer weather and a higher charge for depreciation, reflecting continued investment in system replacement and expansion. While 1997 weather was only 2% warmer than 1996, weather for the first quarter of 1997, when natural gas distribution operations generate most of their revenues and earnings, was 9% warmer than the prior year. The migration of customers from firm sales to transportation-only service has no impact on the earnings of natural gas distribution operations, which earn all of their margins on the local distribution of gas and none on the resale of the commodity itself. During the fourth quarter of 1997 Boston Gas recorded non-recurring revenues of approximately $8.9 million related to a change ordered by the 1996 rate ruling regarding the recovery mechanism for the portion of bad debt expense associated with gas costs. This income was largely offset by a charge of approximately $8.7 million related to Boston Gas' decision to exit the gas appliance repair and service business.


Marine transportation
         Revenues in 1997 decreased 10.8% primarily because of weak export demand for coal and grain, lower contractual requirements for utility and industrial coal customers and fewer barges. Weak demand depressed spot rates for nearly all commodities, and traffic patterns were disrupted, reducing operational efficiency. Operating conditions in 1997 were worse than those experienced in 1996, as navigation was negatively impacted by record flooding on the Ohio River early in the year, and later by long traffic delays related to low water and repairs to various key locks throughout the river system. These uncontrollable  events  resulted  in higher  operating  costs  and  lower  fleet productivity than in 1996. As a result of the weaker markets, marine transportation slowed its fleet replacement program and did not renew expiring charters of outside barges. These decisions, in addition to production delays which postponed the delivery of new barges expected in the latter part of 1997, reduced the size of marine transportation's barge fleet.

         Tonnage and ton miles decreased 13% and 8%, respectively, reflecting the weak market and operational issues discussed previously, although a change in business mix and customer sourcing resulted in 5% longer average hauls. Coal tonnage and ton miles decreased 17% and 14%, respectively, from the record levels of 1996. Domestic coal volume, primarily for electric utilities, declined due to the non-renewal of several multi-year contracts, unplanned plant outages and milder temperatures. Export coal demand weakened as the strong U.S. dollar effectively raised the prices of domestic supplies higher than foreign competitors. Despite an ample grain harvest, the anticipated surge in transportation volume and pricing for grain exports was short-lived, as much of the harvest was put in storage due to reduced demand and the relative strength of the U.S. dollar.

         Ongoing improvement programs to lower vessel operating costs and administrative expenses partially offset the higher operating costs discussed above. Operating results at marine transportation's terminals were also lower, reflecting the reduced demand for coal transportation. As a result of the adverse market and operational issues discussed above, operating earnings decreased by 40.8% in 1997.

1996 COMPARED TO 1995

                                             1996                 1995               Change
                                             ----                 ----               ------
(In millions)

    Revenues:
     Natural gas distribution              $  755.4               $698.1                8.2%
     Marine transportation                    301.9                296.4                1.9%
                                           --------               ------
       Total                               $1,057.3               $994.5                6.3%
                                           ========               ======


         The increase in consolidated revenues from 1995 to 1996 primarily reflects higher customer usage, colder weather, and increased sales to new customers for natural gas distribution and increased demand for coal and other commodities at marine transportation.

                                                      1996                1995               Change
                                                      ----                ----               ------
(In millions)

    Operating earnings:
     Natural gas distribution                         $ 77.3              $ 69.3                11.5%
     Marine transportation                              58.4                57.8                 1.0%
     Headquarters                                       (5.5)               (5.8)                5.2%
                                                      ------              ------
       Total                                          $130.2              $121.3                 7.3%
                                                      ======              ======

                                       6

         The increase in operating earnings from 1995 to 1996 primarily reflects the gross margin impact of natural gas distribution operations' increased revenues, as described above. Other income in 1996 includes increased interest income on higher cash balances and decreased interest expense, reflecting lower average rates principally due to the refinancing of $60.0 million of Boston Gas debentures in December 1995 and lower balances of short term obligations. Partly offsetting were the absence of a $20.6 million gain on the sale in 1995 of Eastern's U.S. Filter investment and a $15.0 million provision for environmental expenses, as described in Notes 10 and 12. In 1996, other income includes a loss of $3.1 million, representing Eastern's share of AllEnergy's operating results. The effective tax rate in 1996 was 8% higher than in 1995, principally because the gain on the 1995 sale of the U.S. Filter investment was offset by a tax loss realized on the sale of WaterPro Supplies Corp., which had been written down in 1993.

Natural gas distribution
         Revenues in 1996 increased by 8.2% due principally to higher average customer usage, the impact of colder weather, increased sales to new customers and increased non-firm sales. The migration of firm sales to transportation service was partially offsetting. Weather for 1996 was 5% colder than normal. Weather for 1995 was near normal.

         Operating earnings increased 11.5% from 1995, primarily reflecting the margin impact of increased revenues. Benefits from ongoing reengineering programs and the absence of severance costs and lower consulting expenses also contributed to the increase in operating earnings. Wage increases and higher charges for depreciation were partially offsetting.

Marine transportation
         Revenues and operating earnings increased by 1.9% and 1.0%, respectively, in 1996 over 1995, primarily reflecting the continued strong demand for coal and other dry cargo commodities and favorable rates. Severe icing and flooding during the first quarter of 1996 and generally more difficult operating conditions later in the year resulted in higher operating costs and lower fleet productivity than in 1995.

         Tonnage and ton miles decreased 1% and 2%, respectively, reflecting shorter average hauls due to reduced foreign demand for coal and a shortage of grain supplies. Coal tonnage and ton miles increased 1% and 3%, respectively, reflecting significantly increased shipments of domestic spot coal, while coal shipments under multi-year contracts for utilities declined due to the non-renewal of several contracts. Non-coal tonnage and ton miles declined 6% as a result of weaker barge demand for grain exports on the lower Mississippi River.

         Ongoing programs to increase fleet productivity were offset by adverse operating conditions and traffic pattern inefficiencies caused by the reduced export tonnage. Fuel costs increased in 1996 due to rising fuel prices that averaged 20% above 1995 levels.


YEAR 2000 ISSUES

The following discussion reflects year 2000 status as of September 1998, except for information about the cost of year 2000 remeditation.

State of Readiness
         Eastern has assessed the impact of year 2000 issues with respect to its information technology ("IT") systems and embedded chip systems as well as the Company's exposure to significant third party risks. In such regard, Eastern has initiated and completed substantial portions of its plans to replace or modify existing systems and technology and to assure that major customers and critical vendors are also addressing these issues. Year 2000 issues for Essex Gas are being addressed by integration of its systems with those of Boston Gas, which is scheduled for completion by the first quarter of 1999.

         With respect to IT systems, Boston Gas has tested and certified four of its eleven "mission critical" application systems. A fifth system is scheduled for certification in the fourth quarter of 1998 and replacement of the remaining six systems is in process and scheduled to be completed by the second quarter of 1999. All "less than critical" applications are scheduled to be tested and/or upgraded by the second quarter of 1999. Conversion and testing of all mainframe hardware and software has been completed. Replacements are in process for client server, data/voice communications, e-mail and desktop hardware and software, with completion scheduled by the second quarter of 1999.

         With respect to embedded chip systems, Boston Gas has completed an inventory and expects to complete its assessment and action plan in the fourth quarter of 1998. All remediation, conversion and testing is scheduled for completion by the second quarter of 1999.

         Boston Gas has identified material third party relationships and expects to complete its detailed survey and assessment of third party readiness by the fourth quarter of 1998. Selected testing and implementation of risk mitigation strategies for high risk vendors are scheduled for completion by the second quarter of 1999.

         Marine transportation has modified and tested all mainframe-based programs and systems, which were operating on a new mainframe as of September 30, 1998. All non-mainframe (server) based systems have been tested and all have been modified except for Accounts Receivable, which is scheduled for completion in the second quarter of 1999. Marine transportation expects its personal computers to be 100% compliant by mid-1999.

         With respect to embedded chip systems, marine transportation's major operating assets and sub-systems were reviewed for embedded chip technology. Based on this review and actions taken, management believes year 2000 issues in regards to internal chip technology will not impair its operating assets.

         Marine transportation has assessed third party risk with respect to critical suppliers, services and customers. Marine transportation is actively seeking written confirmation of third party readiness. If such readiness is in doubt, marine transportation expects to locate backup providers by the second quarter of 1999.

         Notwithstanding Eastern's efforts with third parties, there can be no assurance that the systems of third parties on which Eastern's systems rely will be timely converted or that any such failure to convert by a third party would not have an adverse effect on Eastern's operations.

Cost of year 2000 remediation
         Natural gas distribution and marine  transportation  expect the cost of
their  year  2000   compliance  to  approximate  $13  million  and  $2  million, respectively, as detailed in the following chart:

                                                                Cost through December,     Expected subsequent cost
     (In millions)                                                       1997
------------------------------------------------------------- --------------------------- ---------------------------
Natural gas distribution - capital                                       $4.2                        $4.2
    - expense                                                            $1.6                        $3.0
Marine transportation - capital (includes mainframe)                     $0.9                        $0.0
    - expense                                                            $0.3                        $0.8


Risks of year 2000 issues
         Boston Gas has assessed the most reasonably likely worst case year 2000 scenario. Given its efforts to minimize the risk of year 2000 failure by its internal systems and its distribution network control systems, Boston Gas believes the worst case scenario would occur if its primary telecommunications vendor and/or its electric supplier should experience an outage due to a year 2000 failure. An outage would require Boston Gas to enact disaster recovery measures to enable the continuation of service to its customers. Such measures would include utilization of Boston Gas' co-generation capability for electrical power, relocation of the customer inquiry function and use of a wireless network for communications.

         Marine transportation believes its worst case scenario would involve failures by the Army Corps of Engineers, which operates the various lock and dam systems on the inland waterways, or by rail services, which are essential for bringing commodities to the rivers for transit in marine transportation's barges. These failures could significantly disrupt marine transportation's operations. The risk of failure by communications systems or fuel suppliers is expected to be mitigated by the availability of alternate suppliers.

Contingency plans
         Natural gas distribution and marine transportation are in the process of developing contingency plans and anticipate having such plans in place by the second quarter of 1999.


FORWARD-LOOKING INFORMATION:

         This report and other company statements and statements issued or made from time to time contain certain "forward-looking statements" concerning projected future financial performance, expected plans or future operations. Eastern cautions that actual results and developments may differ materially from such projections or expectations.

         Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to: the effect of the Colonial Gas merger and other strategic initiatives on earnings and cash flow, difficulties encountered in integrating Eastern's gas utility operations, temperatures above or below normal in eastern Massachusetts, changes in market conditions for barge transportation, adverse weather and operating conditions on the inland waterways, uncertainties regarding the start-up of ServicEdge, including expense levels and customer acceptance, the timetable and cost for
                                       9
completion of Eastern's year 2000 plans, the impact of third parties' year 2000 issues, changes in economic conditions, including interest rates and the value of the dollar versus other currencies, regulatory and court decisions and developments with respect to Eastern's previously-disclosed environmental liabilities. Most of these factors are difficult to predict accurately and are generally beyond Eastern's control.


LIQUIDITY AND CAPITAL RESOURCES

         Management believes that projected cash flow from operations, in combination with currently available resources, is more than sufficient to meet Eastern's 1998 capital expenditure and working capital requirements, potential funding of its environmental liabilities, normal debt repayments, anticipated dividends to shareholders and the planned acquisition of Colonial Gas.

         In addition to cash and marketable investments of $175.7 million at December 31, 1997, Eastern maintains availability of borrowings of $119 million under long-term revolving credit agreements plus uncommitted lines, all of which are available for general corporate purposes. At December 31, 1997, there were borrowings of $3.3 million outstanding under these facilities.

         To meet working capital requirements which reflect the seasonal nature of its business, natural gas distribution had outstanding of $43.1 million of short-term borrowings at December 31, 1997, a decrease of $25.9 million from the prior year, primarily reflecting the issuance of $10.0 million of long term debt at Essex Gas and lower balances for deferred gas costs. In addition, natural gas distribution maintains bank credit agreements which support the issuance of up to $80 million of gas inventory financing to fund its inventory of gas supplies. At December 31, 1997, natural gas distribution had outstanding $59.3 million of gas inventory financing for this purpose.

         Consolidated capital expenditures for 1998 are budgeted at approximately $110 million, with about 55% at natural gas distribution and the balance at marine transportation.

         Eastern's capital structure is depicted in the chart below. Subject to the effects of strategic initiatives which Eastern might undertake, Eastern expects to continue its policy of capitalizing natural gas distribution and marine transportation with approximately equal amounts of equity and long-term debt. Boston Gas and midland currently maintain "A" ratings with the major rating agencies. The chart below shows general improvement in interest coverage at Boston Gas, but a decrease in coverage for marine transportation during the current year, reflecting the weakness of transportation markets and poor operating conditions in 1997.

[BAR CHART]

Capital Structure
($ in millions)

                                   Debt      Equity   Total Capital
                              1993     352     391        743
                              1994     388     403        791
                              1995     379     426        805
                              1996     368     461        829
                              1997     372     484        856

[BAR CHART]
Interest Coverage

                                93      94      95     96      97
                                ------------------------------------
Boston Gas                     4.3     4.8     4.8     6.2    6.8
Marine transportation          4.2     4.0     5.7     5.8    4.5

(pre-tax earnings plus depreciation, amortization and interest expense divided by interest expense)

OTHER MATTERS

         In December 1997, Eastern sold its 50% interest in AllEnergy Marketing Company, L.L.C. for $5.4 million.

         On May 16, 1997 Boston Gas received a decision from the Massachusetts Department of Telecommunications and Energy (the "Department"), formerly the Department of Public Utilities, concerning its request for reconsideration, clarification and recalculation of the Department's November 1996 rate order. The Department granted Boston Gas an additional $1.9 million rate increase (a $6.3 million increase was granted in the November 1996 order) and reduced the productivity offset portion of the performance-based rate formula established in its November 1996 order by 50 basis points, from 2.00% to 1.50%. Compared to the Department's original decision, these changes will add approximately $3.5 million to projected revenue in 1998, increasing to about $8.0 million by 2002, the last year of the performance-based rate plan. On June 5, 1997, Boston Gas filed a notice of appeal of the Department's orders to the Massachusetts Supreme Judicial Court. Boston Gas expects the appeal to be heard some time in 1999.

         As a result of its ten year rate freeze, Essex Gas will discontinue application of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," as described in Note 2.

         Eastern is aware of certain non-utility sites, associated with former operations, for which it may have or share environmental remediation responsibility or ongoing maintenance. Eastern has accrued a reserve of approximately $25 million at December 31, 1997, to cover the remediation and maintenance costs of these sites, the principal of which is a former coal tar processing facility in Everett, Massachusetts, as discussed in Note 12. While
Eastern has provided reserves to cover the estimated probable costs of remediation and maintenance for environmental sites based on the information available at the present time, the extent of Eastern's potential liability at such sites is not yet determined.

         Eastern's natural gas distribution operations, like many other companies in the natural gas industry, are parties to governmental proceedings requiring investigation and possible remediation of former manufactured gas plant ("MGP") sites. Boston Gas and Essex Gas may have or share responsibility under applicable environmental law for the remediation of 18 such sites, as described in Note 12. A subsidiary of New England Electric System ("NEES") has assumed responsibility for remediating 10 of these sites, subject to a limited contribution from Boston Gas. Boston Gas and Essex Gas have recorded liabilities of $19.5 million, which represent their best estimate at this time of remediation costs, which may reasonably be estimated to range from $17 million to $31 million. However, there can be no assurance that actual costs will not vary considerably from these estimates. Factors that may bear on actual costs differing from estimates include, without limit, changes in regulatory standards, changes in remediation technologies and practices and the type and extent of contaminants discovered at the sites.

         Boston Gas and Essex Gas are aware of 26 other former MGP sites within their service territories. The NEES subsidiary has provided full indemnification to Boston Gas with respect to eight of these sites. At this time, there is substantial uncertainty as to whether Boston Gas or Essex Gas have or share responsibility for remediating any of these other sites. No notice of responsibility has been issued to Boston Gas or Essex Gas for any of these sites from any governmental environmental authority.

         By a rate order issued on May 25, 1990, the Department approved the recovery of all prudently incurred environmental response costs associated with former MGP sites over separate, seven-year amortization periods, without a return on the unamortized balance. Eastern's natural gas operations have recognized an insurance receivable of $3.4 million, reflecting a negotiated settlement with an insurance carrier for environmental expense indemnity, and a regulatory asset of $16.1 million, representing the expected rate recovery of environmental remediation costs, net of the insurance settlement. Eastern currently believes, in light of the indemnity agreement with the NEES subsidiary and the Department rate order on environmental cost recovery, that it is not probable that such costs will materially affect its financial condition or results of operations.